Exhibit 99.10


December 11, 1997


Messrs. John Gardner & Frank Brooks
SAF T LOK

FAX: 561-745-6601



Gentlemen:

It is important that we finalize out arrangements today.

As discussed from the December 10th letter, MDC will accept the following compensation in lieu of the compensation stated in Exhibit A of our signed agreement dated October 24, 1997.

It is understood that all other terms and conditions in the agreement remain the same. It is also agreed between both parties that the word payments and/or monies as reflected in the contract shall now include cash, stock and warrants.

In lieu of the $750,000 which as stated in the contract as payment for the total Public Relations Campaign, MDC will accept a down payment of $75,000 in which we have already received $50,000; 100,000 unregistered 144 common shares of the company's stock to be issued within 20 business days of the signing of this amendment and 100,000 $3 warrants with piggyback registration rights, also to be issued in 20 business days. The warrants will have a two-year expiration date from the date of this amendment. If the company attempts to delay the freeing-up of the marketable securities of both the stock and warrants due MDC under this amendment to the agreement, and an arbitrator rules in favor of MDC, then the company will owe MDC its arbitration fees plus a monthly penalty equal to 20% of the stock and warrants issued to MDC under this agreement. Any loss in market value as a result of not receiving the stock and warrants due to MDC as per this agreement, will be immediately reimbursed to MDC by the company.

In the event that MDC does not receive the stock and warrants set forth above in this amendment within 45 days, the company will be considered in breach of this agreement and MDC will be entitled to the receipt and ownership of all such stock and warrants without further performance of services, as identified in this agreement. In addition, MDC will be entitled to demand registration rights on said securities. Upon receipt of such securities, MDC will have at its sole discretion the right to either move forward or terminate the agree-ment.

It is understood between both parties, because time is of the essence, that the company will finalize within the next 10 business days, a marketing campaign with MDC. The scope of the campaign is identified in the December 10, 1997 letter. The company's sole obligation to MDC will be a monthly fee of $10,000.

The term of the contract will be one-year commencing January, 1998. Both parties agree to finalize that contract formerly in the next 10 business days. It is understood by both parties that the general scope of that contract will follow the same format of the October 24, 1997 contract between MDC and Saf T Lock.

Please sign and Fax back this document.

Sincerely,


/s/ Michael Calderone
Michael Calderone
President







/s/ Michael Calderone                /s/ Frank Brooks
Michael Calderone, President         Frank Brooks

                                     /s/John Gardner
                                     John Gardner

                                     /s/ Eugene Horanoff
                                     Eugene Horanoff

                                     /s/ Jeffrey Brooks
                                     Jeffrey Brooks

                                     /s/ William M. Schmidt
                                     William M. Schmidt


NOTE:
The details of the letter of December 10, 1997 referred to in this document have been incorporated in total in the Product Recognition Campaign Agreement.

NOTE:
This Letter Agreement contains a typographical error. Instead of stating that "100,000 $3 warrants" were to be issued, the Agreement should state that "3 stock purchase warrants for 100,000 shares each, exercisable at $3 per share" were to be issued pursuant to the Letter Agreement.